Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Executive Annual Incentive Award of our reports dated March 3, 2005, relating to the financial statements and financial statement schedules of Xcel Energy Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2004.

Minneapolis, Minnesota

August 4, 2005